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                                                                  EXHIBIT(A)(11)



             ENVIROTEST ANNOUNCES PRELIMINARY TENDER OFFER RESULTS



    SUNNYVALE, CA., SEPTEMBER 18, 1997 - Envirotest Systems Corp. (AMEX-ENR) today announced the preliminary results of its Dutch auction tender offer, which expired Wednesday, September 17, 1997 at 5:00 p.m., New York City time.



    The preliminary count by Continental Stock Transfer & Trust Company of New York, depository for the offer, indicated that 4,390,391 shares of Class A Common Stock, par value $.01 per share (the "Common Stock"), were tendered and not withdrawn at or below $4.50 per share. The number of shares of Common Stock tendered includes 91,238 shares tendered pursuant to guaranteed delivery. The Company expects to purchase all shares of Common Stock tendered at a price of $4.50 per Share.



    The determination of the actual number of shares of Common Stock to be purchased and the purchase price are subject to final confirmation and the proper delivery of all shares tendered and not withdrawn, including shares tendered pursuant to the guaranteed delivery procedure.



    Envirotest commenced the tender offer on Tuesday, August 19, 1997, at which time the Company announced its intention to purchase up to 4,444,444 shares of Common Stock at a range of $3.75 to $4.50 per share.



    The shares of Common Stock expected to be purchased represent approximately
33.25 percent of the approximately 13,204,396 shares of Common Stock outstanding immediately prior to the offer (approximately 25.42% assuming the exercise of all outstanding vested stock options and the conversion of all outstanding Class B Common Stock and Class C Common Stock). After purchasing the shares of Common Stock, the Company will have approximately 8,814,005 shares of Common Stock outstanding (approximately 12,880,891, assuming the exercise of all outstanding vested stock options and the conversion of all outstanding Class B Common Stock and Class C Common Stock).



    Envirotest Systems Corp. is the largest provider of vehicle inspection services in the country and the only domestic company that provides vehicle inspection services outside the United States.



    This press release contains statements that are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent the Company's expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. A number of such factors are set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.



CONTACT:  Robert Siegfried



          Adam Werner
           Kekst and Company
           (212) 521-4800